UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2017

RACKWISE, INC.
(Name of registrant in its charter)

Nevada	000-54519	27-0997534
(State or jurisdiction	(Commission File	(IRS Employer
of incorporation or	Number)	Identification No.)
organization)

2365 Iron Point Road, Suite 190
Folsom, CA 95630
 (Address of principal executive offices)

(888) 818-2385
 (Registrant's telephone number)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2017, Rackwise Funding II, LLC exercised its right under the Subscription Agreement dated May 7, 2014, to appoint two members to the Company’s Board of Directors.  The two new board members are Patrick Imeson and Bart Richert.

Mr. Richert has over 23 years of experience as an entrepreneur and investor. He has founded and been partnered in multiple healthcare staffing company ventures and real estate ventures since 1994.  In 2013, Mr. Richert founded Vision Healthcare which provides on campus healthcare immunizations, titers, drug screens and physicals to the post secondary education allied health programs in over 18 states currently.  Mr. Richert’s brother, Dwight Richert, is a principal at Richert Funding II, LLC, a secured lender to the Company, and a holder of warrants to purchase equity in the Company.

Mr. Imeson is the Manager of Black Diamond Financial Group and Black Diamond Holdings LLC.   Black Diamond and its associated entities are the largest shareholders of the Company,   The managed entities are also a secured lender to the company and holders of convertible notes.

On February 3, 2017, Michael Feinberg and John Kyees, as members of the Board of Directors, called a meeting of the Board of Directors and ratified the appointment of the two new board members.  Immediately thereafter, the Board of Directors terminated Guy Archbold as president and Chief Executive Officer and removed him from the Company’s Board of Directors.  The Board of directors made this termination for cause in part based on Mr. Archbold’s communications with the Company’s major customer, Unisys Corporation.  The Board of Directors is investigating additional potentially unauthorized actions of Mr. Archbold as President and Chief Executive Officer of the Company.

Following Mr. Archbold’s termination, the Board elected Patrick Imeson as Interim Chief Restructuring Officer of the Company to serve until the Company can hire a permanent Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACKWISE, INC.

DATE: February 15, 2017	By:	/s/ Patrick Imeson
Patrick Imeson Interim Chief Restructuring Officer